Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

October 23, 2015

Board of Directors

First Guaranty Bancshares, Inc.

400 East Thomas Street

Hammond, Louisiana 70401

Re:	First Guaranty Bancshares, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to First Guaranty Bancshares, Inc., a Louisiana corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 862,500 shares of common stock, par value $1.00 per share, of the Company, which includes 112,500 shares subject to the underwriters’ over-allotment option (the “Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion, we have reviewed copies of the Registration Statement, the Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company and certain resolutions of the Board of Directors of the Company. We have also reviewed such other documents and made such other investigations as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies thereof. As to various questions of fact material to this opinion, we have relied upon the statements contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto.

Our opinions expressed herein are limited to the Louisiana Business Corporation Act and the federal securities laws of the United States of America and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein.

Board of Directors

First Guaranty Bancshares, Inc.

October 23, 2015

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: following (i) execution and delivery of the Underwriting Agreement by the parties thereto, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Company’s Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

This opinion has been prepared in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to our firm being referenced under the caption “Legal Matters” and for inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC